UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549

                              FORM 11-K

[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934 [FEE REQUIRED]

For the fiscal year ended May 31, 1994

                                   OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
For the transition period from           to ____.

Commission File Number: 1-6453

            NATIONAL SEMICONDUCTOR CORPORATION
              RETIREMENT AND SAVINGS PROGRAM
                             (title of plan)

            NATIONAL SEMICONDUCTOR CORPORATION
             (issuer of securities held pursuant to the plan)

                 DELAWARE                         95-2095071
          (State of incorporation)     (I.R.S. Employer Identification
                                         Number)

               2900 Semiconductor Drive, P.O. Box 58090
                  Santa Clara, California  95052-8090
                (Address of principal executive offices)

Issuer's telephone number, including area code:  (408) 721-5000

NATIONAL SEMICONDUCTOR CORPORATION
RETIREMENT AND SAVINGS PROGRAM


INDEX

                                                 Page

Required Information                               3

Signature                                          4

Index to Exhibits                                  5

NATIONAL SEMICONDUCTOR CORPORATION
RETIREMENT AND SAVINGS PROGRAM


Required Information

Items 1-3
National Semiconductor Corporation Retirement and Savings Program Financial Statements and Supplemental Schedules for the fiscal years ending May 31, 1994 and May 31, 1993, together with Independent Auditor's Report prepared in accordance with the financial reporting requirements of ERISA (Incorporated by reference from Form SE dated October 27, 1994).

                               SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   National Semiconductor Corporation
                                   Retirement and Savings Program




Date:  October 31, 1994            /s/George Scalise
                                   Chairman, Administrative Committee
                                   of the National Semiconductor
                                   Corporation Retirement and Savings
                                   Program

INDEX TO EXHIBITS

Designation              Description of Exhibit

1.0    Consent of Independent Auditors

                                                            Exhibit  1.0


CONSENT OF INDEPENDENT AUDITORS


The Administrative Committee
National Semiconductor Corporation
  Retirement and Savings Program

     We consent to the incorporation by reference in Registration Statement number 33-48943 on Form S-8 of National Semiconductor Corporation filed with the Securities and Exchange Commission on August 26, 1992, of our report dated September 30, 1994, on the financial statements and supplemental schedules included in the Annual Report on Form 11-K of the National Semiconductor Corporation Retirement and Savings Program for the year ended May 31, 1994.




/s/Morris, Davis & Chan


Oakland, California
October 26, 1994